EXHIBIT 3.37

CHARTER

of

[                 ], Inc. OF TENNESSEE, INC.

The undersigned person under the Tennessee Business Corporation Act adopts the following charter for the above listed corporation:

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

[                 ], , Inc.   OF TENNESSEE, INC.

SECOND: The total number of shares of stock which the Corporation has authority to issue is one thousand (1,000) shares of the par value of ten cents ($.10) per share, all of one class designated as common stock and having an aggregate par value of one hundred dollars ($100.00).

THIRD:  (a) The complete address of the Corporation’s initial registered office in Tennessee is:

(b) The name of the initial registered agent, to be located at the address listed above is CT Corporation System.

FOURTH: The name and complete address of the incorporator is

FIFTH: The complete address of the Corporation’s principal office is

SIXTH: The Corporation is for profit.

SEVENTH: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Tennessee Business Corporation Act.

EIGHTH: The number of directors of the Corporation shall be three (3) unless the number is increased or decreased in accordance with the by-laws of the Corporation. However, the number of directors shall never be less than the minimum number required by the Tennessee Business Corporation Act. The persons who will act as directors of the Corporation until the first meeting or until their successors are duly chosen and qualified are:

NINTH: To the maximum extent that Tennessee law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter or bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.